EXHIBIT 3.6

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
MGM GRAND, INC.

     MGM Grand, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     FIRST: That pursuant to a duly called and noticed meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration and action by written consent. The resolution setting forth the proposed amendment is as follows:

     RESOLVED FURTHER, that the Certificate of Incorporation of the Company be amended by changing Article 4 thereof so that, as amended, said Article shall be and read as follows:

“The aggregate number of shares which the corporation shall have the authority to issue is 300,000,000 shares, all of which are to be common stock, and the par value of each of such shares is to be $.01.”

     SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by the statute were voted in favor of the amendment by written stockholder consent, dated January 7, 2000.

       THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, MGM Grand, Inc. has duly caused this certificate to be signed by Scott Langsner, its Secretary/Treasurer, this 7th day of January, 2000.

MGM GRAND, INC.
By:	/s/ Scott Langsner
Scott Langsner
Secretary/Treasurer